Exhibit 10.4.1

Second Amendment to the
Farmington Bank
Voluntary Deferred Compensation Plan
For Directors

The Farmington Bank Voluntary Deferred Compensation Plan for Directors (formerly named the Farmington Savings Bank Voluntary Deferred Compensation Plan for Directors and Key Employees), as amended and restated effective January 1, 2007 and further amended effective January 1, 2010 (the “Plan”), is amended effective January 1, 2013 as follows:

1.   Section 2.18 of the Plan is amended to read in its entirety as follows:

“2.18. “Plan Interest Rate” shall mean effective January 1, 2010, with respect to any Participant who has not retired or otherwise terminated employment before January 1, 2010, eight percent (8%), to be credited on a monthly basis. The Plan Interest Rate for voluntary contributions that are made on or after January 1, 2013 shall be a rate of interest, set annually in December to be effective for the subsequent calendar year, equal to the five-year Bank Certificate of Deposit yield for such month of December, to be credited on a monthly basis.”

                The authorized officers of Farmington Bank and First Connecticut Bancorp have caused this instrument of amendment to be executed this 20th day of December, 2013.

Farmington Bank

By /s/ Lee D. Nordstrom

Its SVP Human Resources

First Connecticut Bancorp

By /s/ Gregory A. White

Its Chief Financi al Officer